Exhibit 10.51

Hotel: Lakeland, FL (CY)

PURCHASE CONTRACT

between

Larry Blumberg

Watson & Downs Investments, L.L.C.,

Robert Hayne Hollis, III

Richard Blumberg

Barry Kraselsky

Helen B. Lifland

(“INTEREST OWNERS”),

SUNBELT – LAKELAND, L.L.C.

(“COMPANY”),

AND

APPLE SEVEN HOSPITALITY OWNERSHIP, INC.

(“BUYER”)

Dated: January 16, 2007

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8.4	Employees	30
8.5	Estoppel Certificates	30
8.6	Access to Financial Information	31
8.7	Bulk Sales	31
8.8	Indemnification	31
8.9	Limitations on Liability of Interest Owners	34
8.10	Contingent Claims for Reserves	34
8.11	Tax Matters	35

ARTICLE IX	CONDITIONS FOR CLOSING	35

9.1	Buyer’s Conditions for Closing	35
9.2	Interest Owner’s Conditions for Closing	36

ARTICLE X	CLOSING AND CONVEYANCE	37

10.1	Closing	37
10.2	Interest Owners’ Deliveries	37
10.3	Buyer’s Deliveries	38
10.4	Tax Matters	38

ARTICLE XI	COSTS	40

11.1	Interest Owner’s Costs	40
11.2	Buyer’s Costs	40

ARTICLE XII	ADJUSTMENTS	41

12.1	Adjustments	41
12.2	Reconciliation and Final Payment	42
12.3	Employees	43

ARTICLE XIII	CASUALTY AND CONDEMNATION	43

13.1	Risk of Loss; Notice	43
13.2	Buyer’s Termination Right	43
13.3	Procedure for Closing	44

ARTICLE XIV	DEFAULT REMEDIES	44

14.1	Buyer Default	44
14.2	Interest Owner/Company Default	44
14.3	Attorney’s Fees	44

ARTICLE XV	NOTICES	45

ARTICLE XVI	MISCELLANEOUS	46

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16.1	Performance	46
16.2	Binding Effect; Assignment	46
16.3	Entire Agreement	46
16.4	Governing Law	46
16.5	Captions	46
16.6	Confidentiality	46
16.7	Closing Documents	46
16.8	Counterparts	47
16.9	Severability	47
16.10	Interpretation	47
16.11	Intentionally Omitted	47
16.12	Further Acts	47
16.13	Joint and Several Obligations	47

ARTICLE XVII	SUPPLEMENTAL PROVISIONS	47

SCHEDULES:

Schedule 1	Hotel Specific Data
Schedule 2	Supplemental Provisions
Schedule 2.5	PIP Improvements
Schedule 7.1(j)	Litigation
Schedule 7.1(l)	Condemnation Proceedings
Schedule 7.1(m)	Leases
Schedule 7.1(n)	Trade Marks and Trade Names
Schedule 7.1(p)(iv)	Tax Returns
Schedule 7.1(q)	Insurance
Schedule 7.1(r)	Agreements

EXHIBITS:

Exhibit A	Legal Description
Exhibit B	List of FF&E
Exhibit C	List of Hotel Contracts
Exhibit D	Consents and Approvals
Exhibit E	Environmental Reports
Exhibit F	Claims or Litigation Pending
Exhibit G	(Intentionally Omitted)
Exhibit H	(Intentionally Omitted)
Exhibit I	New Management Agreement
Exhibit J	Allocation of Purchase Price

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PURCHASE CONTRACT

This PURCHASE CONTRACT (this “Contract”) is made and entered into as of the date set forth in Item 1 of Schedule 1 by and between the persons and entities set forth in Item 2(a) of Schedule 1 (each, an “Interest Owner” and, collectively, the “Interest Owners”), with an address c/o Larry Blumberg & Associates, Inc., 2733 Ross Clark Circle, P.O. Box 5566, Dothan, Alabama 36302; the entity set forth in Item 2(b) of Schedule 1 (the “Company”), with its principal office c/o Larry Blumberg & Associates, Inc., 2733 Ross Clark Circle, P.O. Box 5566, Dothan, Alabama 36302; and APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation, with its principal office at 814 East Main Street, Richmond, Virginia 23219, or its affiliates or assigns (“Buyer”).

RECITALS

A. The Company is the fee simple or leasehold owner of the hotel property identified in Item 3 of Schedule 1 attached hereto and incorporated herein by reference.

B. The Interest Owners are the sole owners of one hundred percent (100%) of the limited liability company interests or stock, as applicable, in the Company.

C. Buyer desires to purchase from the Interest Owners, and the Interest Owners desire to sell to Buyer, all of Interest Owner’s interests in the Company for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. The following capitalized terms when used in this Agreement shall have the meanings set forth below unless the context otherwise requires:

“Additional Deposit” shall mean $100,000.

“Affiliate” shall mean, with respect to the Company, any Interest Owner or Buyer, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers), controlled by or under direct or indirect common control with the Company, any Interest Owner or Buyer, as applicable. For purposes of the foregoing, a person or entity shall be deemed to control another person or entity if it possesses, directly or indirectly, the power to

S-1	Purchase Contract

direct or cause direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is or purports to be legally binding.

“Appurtenances” shall mean all rights, titles, and interests of the Company appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

“Assumed Loan” shall mean the loan, if any, identified in Item 10 of Schedule 1; if no loan is so identified, the term “Assumed Loan” shall be disregarded for purposes of this Contract.

“Brand” shall mean the hotel brand or franchise identified in Item 5 of Schedule 1 and under which the Hotel operates.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia, the State of Florida or the state in which the Hotel is located.

“Closing” shall mean the closing of the purchase and sale of the Interests pursuant to this Contract.

“Closing Date” shall have the meaning set forth in Section 10.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” shall have the meaning set forth in Section 7.1(n).

“Contemplated Transactions” shall mean all of the transactions contemplated by this Contract and the Exhibits hereto.

“Contract” shall mean this Purchase Contract, as amended from time to time pursuant to the terms hereof.

“Contracts, Plans and Specs” shall mean all construction and other contracts, plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports.

“Deposits” shall mean, to the extent assignable, all prepaid rents and deposits (including, without limitation, any reserves for capital repairs and/or improvements), including, but not limited to, refundable security deposits and rental deposits and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements, all reserves for replacement of FF&E, reserves for real property taxes and insurance and utility deposits, credit for which shall be given to the Interest Owners to the extent hereinafter provided.

“Due Diligence Examination” shall have the meaning set forth in Section 3.2.

“Earnest Money Deposit” shall have the meaning given in Section 2.6.

“Effective Date” shall mean the date this Contract is fully executed by all of the parties hereto, and an original of the executed document (which may be in the form of counterparts, in which case the last counterpart) is deposited with the Title Company.

“Employee Plan” means, with respect to an employer, all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by any such employer or any ERISA Affiliate or has been maintained or contributed to in the last six (6) years by any such employer or any ERISA Affiliate, or with respect to which any such employer or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of any such employer or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Requirements” shall have the meaning set forth in Section 7.1(v)(iii).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to an employer, any other corporation or trade or business controlled by, controlling or under common control with such employer (within the meaning of Section 414 of the Code, or Sections 4001(a)(14) or 4001(b) of ERISA).

“Escrow Account” means a separate account established and controlled by Buyer for the purpose of holding and disbursing the Escrow Amount in accordance with Section 2.5 hereof, which account Buyer, for its convenience, may use and commingle escrow amounts from other purchase contracts between Buyer and Affiliates of the Company executed simultaneously or of even date herewith.

“Escrow Amount” means that sum of money withheld from the Purchase Price and retained in the Escrow Account by Buyer, such amount to equal one hundred fifty percent (150%) of the following obligations of the Company: (i) the total amount of accounts payable for the Hotel attributable to the period before the Closing Date and (ii) the costs of completing those certain improvements listed on the attached Schedule 2.5, if any, required by Franchisor to be made pursuant to Franchisor’s existing PIP. The estimated portion of the Escrow Amount to be withheld under this Contract for the items mentioned in clause (ii) above is set forth in Schedule 1.

“Escrow Agent” shall mean LandAmerica American Title Company, the Person serving as escrow agent for purposes of the Earnest Money Deposit.

“Exception Documents” shall have the meaning set forth in Section 4.2.

“Existing Franchise Agreement” shall mean the franchise agreement identified in Item 9 of Schedule 1.

“Existing Management Agreement” shall mean the management agreement identified in Item 7 of Schedule 1.

“Existing Manager” shall mean LBAM-Investor Group, L.L.C., an Alabama limited liability company and an Affiliate of the Company.

“FF&E” shall mean all tangible personal property and fixtures of any kind (other than personal property (i) owned by guests of the Hotel, or (ii) leased by the Company pursuant to an FF&E Lease), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils. A current list of FF&E is attached hereto as Exhibit B.

“FF&E Leases” shall mean all leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements.

“Franchisor” shall mean the franchisor identified in Item 8 of Schedule 1; if no franchisor is so identified, the term “Franchisor” shall be disregarded for purposes of this Contract.

“Governmental Body” means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi–governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi–governmental powers); (iv) multinational organization or body; (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (vi) any official of any of the foregoing.

“Hazardous Material” shall have the meaning set forth in Section 7.1(v)(iii).

“Hotel” shall mean the hotel located on the Land, including all Improvements and Personal Property associated therewith, known generally by the name and/or identification set forth in Item 3(a) of Schedule 1.

“Hotel Contracts” shall have the meaning given in Section 7.1(v)(i).

“Hotel Financial Statements” shall have the meaning set forth in Section 3.1(b).

“Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements to the Land, including, without limitation, all improvements and amenities described in Item 3 of Schedule 1 and all related facilities.

“Indemnified Party” shall have the meaning set forth in Section 8.8(c)(i).

“Indemnifying Party” shall have the meaning set forth in Section 8.8(c)(i).

“Initial Earnest Money Deposit” shall have the meaning given in Section 2.6.

“Interest” shall mean the limited liability company interest or corporate stock, as applicable, owned by each Interest Owner in the Company, and “Interests” shall mean all of such limited liability company interests or corporate stock.

“Interest Lien” shall mean any claim, lien, pledge, charge, security interest, equitable interest, option, warrant, right of first refusal, restriction on use, voting, transfer, receipt of income or other attribute of ownership, or other encumbrance of any kind, affecting any Interest.

“Land” shall mean the real property described in Exhibit A, which is attached hereto and incorporated herein by reference, together with all rights (including without limitation all air rights and development rights), alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto, and all other Appurtenances.

“Leased Premises” shall have the meaning set forth in Section 7.1(m).

“Leases” shall mean all leases, occupancy agreements, “trade-out” agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.

“Legal Action” shall have the meaning set forth in Section 8.8(c)(ii).

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, rule, order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Lender” shall mean the lender identified in Item 11 of Schedule 1; if no such lender is so identified, the term “Lender” shall be disregarded for purposes of this Contract.

“Licenses” shall mean all permits, licenses, franchises, utility reservations, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the operation of the Hotel under the Brand.

“New Franchise Agreement” shall mean the franchise agreement to be entered into by the Company and the Franchisor at the Closing.

“New Management Agreement” shall mean the management agreement to be entered into by the Company and the New Manager at the Closing, in the form of the agreement attached hereto as Exhibit I.

“New Manager” shall mean LBAM-Investor Group, L.L.C., an Alabama limited liability company and an Affiliate of the Company as of the date of this Contract.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and the certificate of partnership of a partnership; (c) the articles of organization or certificate of formation and any operating or limited liability company agreement of a limited liability company; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (e) any amendment to any of the foregoing.

“Pending Claims” shall have the meaning set forth in Section 7.1(v)(ii).

“Permitted Exceptions” shall have the meaning set forth in Section 4.3.

“Person” means an individual or any entity, including a corporation, partnership, joint venture, limited liability company, trust, estate or other unincorporated association, whether or not a legal entity.

“Personal Property” shall mean, collectively, all of the Property other than the Real Property.

“PIP” shall mean a product improvement plan for the Hotel, as required by the Franchisor.

“Post-Closing Claims” shall have the meaning given in Section 8.10(a).

“Post-Closing Claim Period” shall have the meaning given in Section 8.10(a).

“Post-Closing Reserves” shall have the meaning given in Section 8.10(a).

“Pre-Closing Tax Period” shall have the meaning given in Section 10.4(a).

“Property” shall mean, collectively, (i) all of the following with respect to the Hotel: the Land, Improvements, Appurtenances, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Contracts, Plans and Specs, Tradenames, Utility Reservations, as well as all other real, personal or intangible property of the Company related to any of the foregoing and (ii) any and all of the following that relate to or affect in any way the design, construction, ownership, use, occupancy, leasing, maintenance, service or operation of the Real Property, FF&E, Supplies, Leases, Deposits or Records: Service Contracts, Warranties currently in effect, Licenses, Tradenames, Contracts, Plans and Specs and FF&E Lease.

“Property Lien” means any deed of trust or mortgage, lien, security interest, easement, right of way, encroachment, lease, purchase contract, option to purchase, right of first refusal, servitude, restrictive covenant, limitation on use or other encumbrance or title defect of any kind.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Real Property” shall mean, collectively, all Land and Improvements with respect to the Hotel.

“Records” shall mean all books, records, promotional material, tenant data, guest history information (other than any such information owned exclusively by the Franchisor), marketing and leasing material and forms (including but not limited to any such records, data, information, material and forms in the form of computerized files located at the Hotel), market studies prepared in connection with the Company’s current annual plan and other materials, information, data, legal or other documents or records (including, without limitation, all documentation relating to any litigation or other proceedings, all zoning and/or land use notices, relating to or affecting the Property, all business plans and projections and all studies, plans, budgets and contracts related to the development, construction and/or operation of the Hotel, and all Tax Returns and work papers and filings related to Taxes for the current tax year and the previous three (3) tax years) owned by the Company and/or in the Company’s possession or control, or to which the Company has access or may obtain from the Existing Manager or the Franchisor, that are used in or relating to the Property and/or the operation of the Hotel, including the Land, the Improvements or the FF&E, and the Company shall furnish to Buyer (and the term “Records” shall include) a list of the general contractors, architects and engineers providing goods and/or services in connection with the construction of the Hotel, all construction warranties and guaranties currently in effect and copies of the final plans and specifications for the Hotel, it being understood that the Company may not have in its possession all change orders and other modifications to the original plans and specifications.

“Release” shall have the meaning set forth in Section 7.1(v)(iii).

“Review Period” shall have the meaning set forth in Section 3.1.

“SEC” shall have the meaning set forth in Section 8.6.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Liens” shall have the meaning set forth in Section 4.3.

“Service Contracts” shall mean contracts or agreements, such as maintenance, supply, service or utility contracts.

“Straddle Period” shall have the meaning given in Section 10.4(b).

“Supplemental Provisions” shall have the meaning set forth in Article XVII.

“Supplies” shall mean all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (all of which shall be 2-par level for all suites or rooms in the Hotel), guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas.

“Survey” shall have the meaning set forth in Section 4.1.

“Tax” or “Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Consents” shall have the meaning set forth in Section 8.3.

“Title Commitment” shall have the meaning set forth in Section 4.2.

“Title Company” shall have the meaning set forth in Section 4.2.

“Title Policy” shall have the meaning set forth in Section 4.2.

“Title Review Period” shall have the meaning set forth in Section 4.3.

“Tradenames” shall mean all telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material, and all variations thereof, together with all related goodwill (it being understood and agreed that all franchise, license, management and other agreements granting a right to use the name of such hotel chain or any other trademark or trade name and all waivers of any brand standard shall remain in full force and effect after the acquisition of the Interests by Buyer).

“Utility Reservations” shall mean the Company’s interest in the right to receive and continuously consume (including, without limitation, from and after Closing) water service,

sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate continuously to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property.

“Warranties” shall mean all warranties, guaranties, indemnities and claims, currently in effect, for the benefit of the Company with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel, and all indemnities, bonds and claims of the Company related thereto.

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;

EARNEST MONEY DEPOSIT

2.1 Purchase and Sale. Each Interest Owner agrees to sell and convey to Buyer or its Affiliates and/or assigns, and Buyer or its assigns agrees to purchase from the Interest Owners, all of the Interests, in consideration of the Purchase Price, subject to and upon the terms and conditions hereof. All of the Interests shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all Interest Liens.

2.2 Purchase Price. Buyer agrees to pay, and the Interest Owners agree to accept, as consideration for the conveyance of all of the Interests, subject to the adjustments provided for in this Contract, the amount set forth in Item 12 of Schedule 1 (the “Purchase Price”), less the outstanding principal balance of the Assumed Loan, if any, as of the Closing Date.

2.3 Allocation. The Purchase Price shall be allocated among the Interest Owners in accordance with their percentage interest in the Company as set forth in Item 2(a) of Schedule 1.

2.4 Payment. The Purchase Price, plus any positive adjustments under Section 12.1, less (i) the Earnest Money Deposit and interest earned thereon, if any, which Buyer elects to have applied against the Purchase Price (as provided below), (ii) the principal balance of any Assumed Loan, (iii) the Escrow Amount, (iv) the Post-Closing Reserves and (v) any negative adjustments under Section 12.1, shall be paid to the Interest Owners in cash, certified funds or wire transfer, at the Closing of the purchase and sale of the Interests. At the Closing, the Earnest Money Deposit, together with interest earned thereon, if any, shall, at Buyer’s election, be returned to Buyer or shall be paid over to the Interest Owners by Escrow Agent to be applied to the Purchase Price on behalf of Buyer.

2.5 Escrow Amount and Use of Escrow Account. Buyer shall withhold the Escrow Amount from the Purchase Price due at Closing, which Escrow Amount shall be deposited into the Escrow Account. Funds held in the Escrow Account shall be applied to pay (i) accounts payable for the Hotel attributable to the period before the Closing and (ii) the cost of the improvements listed on Schedule 2.5, if any, which are required by the Franchisor under its existing project improvement plan. As invoices for accounts payable or PIP expenditures are received by the New Manager or the Company, such invoices shall be submitted to Buyer, with a copy to Interest Owners, and Buyer shall release from the Escrow Account sums sufficient to pay all such invoices. If the Escrow Amount is insufficient to pay all of such accounts payable and PIP expenditures, the Interest Owners shall pay such excess amount to Buyer promptly after Buyer or the Company submits an invoice therefor. Upon completion of the PIP and payment of all costs therefor and upon Buyer’s receipt of a certificate from Interest Owners certifying that all accounts payable attributable to the period before the Closing have been paid, all remaining funds in the Escrow Account shall be released to the Interest Owners.

2.6 Earnest Money Deposit.

(a) Within three (3) Business Days after the full execution and delivery of this Contract, Buyer shall deposit the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Initial Deposit”) with the Title Company, as escrow agent (“Escrow Agent”), which sum shall be held by Escrow Agent as earnest money. If, pursuant to the provisions of Section 3.1 of this Contract, Buyer elects to terminate this Contract at any time prior to the expiration of the Review Period, then the Escrow Agent shall return the Earnest Money Deposit to Buyer promptly upon written notice to that effect from Buyer. If Buyer does not elect to terminate this Contract on or before the expiration of the Review Period, Buyer shall, within three (3) Business Days after the expiration of the Review Period deposit the Additional Deposit with the Escrow Agent. The Initial Deposit and the Additional Deposit (if any), and all interest accrued thereon, shall hereinafter be referred to as the “Earnest Money Deposit.”

(b) The Earnest Money Deposit shall be held by Escrow Agent subject to the terms and conditions of an Escrow Agreement dated as of the date of this Contract entered into by Seller, Buyer and Escrow Agent (the “Escrow Agreement”). The Earnest Money Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive it and to be reportable by such party for income tax purposes.

ARTICLE III

REVIEW PERIOD

3.1 Review Period. Buyer shall have a period through 6:00 p.m. Eastern Time on the date that is thirty (30) days after the Effective Date, unless a longer period of time is otherwise provided for in this Contract and except as otherwise agreed to by the parties hereto (the “Review Period”), to evaluate the legal, title, survey, construction, engineering, physical condition, structural, mechanical, environmental, zoning, economic, permit status, franchise status, marketing and economic data, financial statements and information, property statements, franchise agreements, loan documents and other documents and information related to the Property and the business of the Hotel, including any and all documents to which Buyer may be come obligated with respect to the Assumed Loan, if any. Within two (2) Business Days following the Effective Date, the Company, at the sole cost and expense of the Interest Owners, will deliver to Buyer (or make available at the Hotel) for Buyer’s review, to the extent not previously delivered to Buyer, true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof:

(a) All Warranties currently in effect and Licenses relating to the Hotel or any part thereof;

(b) Income and expense statements and budgets for the Hotel, for the current year to date and all prior years in which the Hotel was operational (the “Hotel Financial Statements”), provided that the Company also agrees to provide to Buyer’s auditors and representatives all financial and other information necessary or appropriate for preparation of audited financial statements for Buyer and/or its Affiliates as provided in Section 8.6, below;

(c) All real estate and personal property tax statements with respect to the Hotel and notices of appraised value for the Real Property for the current year (if available) and each of the three (3) calendar years prior to the current year;

(d) Engineering, mechanical, architectural and construction plans, drawings, specifications and contracts, payment and performance bonds, title policies, reports and commitments, zoning information and marketing and economic data relating to the Hotel and the construction, development, installation and equipping thereof, as well as copies of all environmental reports and information, topographical, boundary or “as built” surveys, engineering reports, subsurface studies and other Contracts, Plans and Specs relating to or affecting the Hotel, which the Company has in its possession or control. Buyer acknowledges that the Contracts, Plans and Specs in the Company’s possession may not include all change orders and other modifications made during the course of construction of the Hotel, but in such case the Company will cause the general contractor for the Hotel to furnish copies of such change orders and other modifications upon Buyer’s request at any time during the Review Period;

(e) All FF&E Leases, Services Contracts, Leases and, if applicable, a schedule of such Leases of space in the Hotel, and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable by the Company in connection therewith; and

(f) All notices received from governmental authorities in connection with the Hotel for the current year and each of the three (3) calendar years prior to the current year and all other notices received from governmental authorities received at any time that relate to any noncompliance or violation of law that has not been corrected.

The Company shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at the Company’s corporate offices, and the Company agrees to provide Buyer copies of all other reasonably requested information that is relevant to the management, operation, use, occupancy or leasing of or title to the Hotel and the plans and specifications for development of the Hotel. At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to the Company, in which event: (i) the Initial Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) this Contract shall be terminated automatically, (iii) all materials supplied by the Company to Buyer shall be returned promptly to the Company, and (iv) the parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below. Upon expiration of the Review Period, Buyer may not terminate this Contract and receive a refund of the Earnest Money Deposit for any reason except the failure of any of the conditions set forth in Section 9.1.

Buyer acknowledges and agrees that certain of the items requested to be delivered to Buyer in this Section 3.1 have been delivered to and received by Buyer. The Company agrees to cooperate with Buyer and to provide any documents or instruments described herein which have not been delivered by the Company for Buyer’s due diligence and review.

3.2 Due Diligence Examination. At any time during the Review Period, and thereafter through Closing of the Property, Buyer and/or its representatives and agents shall have the right to enter upon the Property at all reasonable times for the purposes of reviewing all Records and other data, documents and/or information relating to the Property and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I environmental site assessments), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property, subject to providing advance (not less than 24 hours) notice to the Company unless otherwise agreed to by Buyer and the Company (the “Due Diligence Examination”). The Company shall have the right to have its representative present during Buyer’s physical inspections of the Property, provided that failure of the Company to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder. Buyer agrees to exercise reasonable care when visiting the Property, in a manner which shall not materially adversely affect the operation of the Property or the Existing Management Agreement or the Existing Franchise Agreement. Buyer may not conduct a Phase II environmental site assessment or any other invasive environmental procedure without the prior written consent of the Company.

3.3 Restoration and Indemnity. Buyer covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Due Diligence Examination and, if closing does not occur, shall repair any portion of the Property damaged by the conduct of Buyer, its agents or employees, to substantially the condition such portion(s) of the Property were in immediately prior to such examinations or studies. Buyer further hereby indemnifies and holds the Company and the Interest Owners harmless from and against any damage, personal injury or death caused by or arising from any action or omission by Buyer, its agents or employees in the examination and study of the Property.

3.4 Exhibits. Buyer shall have until the end of the Review Period to review and approve the information on the Exhibits to this Purchase Contract. In the event Buyer does not approve any such Exhibit or the information contained therein, Buyer shall be entitled to terminate this Contract by notice to the Company, and the Initial Earnest Money Deposit shall be returned to Buyer with all interest thereon and both parties shall be relieved of all rights, obligations and liabilities hereunder except for the parties’ obligations pursuant to Sections 3.3 and 16.6.

ARTICLE IV

SURVEY AND TITLE APPROVAL

4.1 Survey. The Company and the Interest Owners, at the Interest Owners’ sole cost and expense, prior to the execution hereof have delivered to Buyer, true, correct and complete copies of the most recent survey of the Real Property. In the event that an update of the survey or a new survey (such updated or new survey being referred to as the “Survey”) are desired by Buyer, then Buyer shall be responsible for all costs related thereto.

4.2 Title. The Company, at the Interest Owners’ sole cost and expense, prior to the execution hereof have delivered to Buyer, within two (2) Business Days after the execution in full of this Contract, the Company’s existing title insurance policy, including copies of all documents referred to therein, for the Real Property. Buyer’s obligations under this Contract are conditioned upon Buyer being able to obtain (i) a Commitment for Title Insurance (the “Title Commitment”) issued by LandAmerica American Title Company, 8201 Preston Road, Suite 280, Dallas, Texas 75225, Attention: David Long (the “Title Company”), for the most recent standard form of owner’s policy of title insurance in the state in which the Real Property is located, covering the Real Property, setting forth the current status of the title to the Real Property, showing all Property Liens and pursuant to which the Title Company agrees to issue at Closing an Owner’s Policy of Title Insurance on the most recent form of ALTA (where available) owner’s policy available in the state in which the Land is located, with extended coverage and, to the extent applicable and available in such state, comprehensive, access, single tax parcel, contiguity, Fairway and such other endorsements as may be required by Buyer (collectively, the “Title Policy”); and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, plats, surveys and Property Liens affecting the Real Property. Buyer shall promptly provide the Company with a copy of the Title Commitment issued by the Title Company.

4.3 Survey or Title Objections. If Buyer discovers any title or survey matter which is objectionable to Buyer, Buyer may provide the Company and the Interest Owners with written notice of its objection to same within fifteen (15) Business Days after Buyer’s receipt of both the Survey and the Title Commitment, together with copies of all exceptions noted therein (the “Title Review Period”). If Buyer fails to so object in writing to any such matter set forth in the Survey or Title Commitment, it shall be conclusively assumed that Buyer has approved same. If Buyer disapproves any condition of title, survey or other matters by written objection to the Company and the Interest Owners on or before the expiration of the Title Review Period, the Company and the Interest Owners shall elect either to attempt to cure, at the Interest Owners’ sole cost and expense, or not cure any such item by written notice sent to Buyer within five (5) days after receipt by the Company and the Interest Owners of notice from Buyer, and if the Company and the Interest Owners commit in writing to attempt to cure any such item, the Company and the Interest Owners shall be given until the Closing Date to cure any such defect. In the event the Company and the Interest Owners shall fail to cure a defect which they have committed in writing to cure prior to Closing, or if a new title defect arises after the date of Buyer’s Title Commitment or Survey, as applicable, but prior to Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing, or (ii) to terminate this Contract and receive a return of the Earnest Money Deposit, and any interest thereon. The items shown on the Survey or the Title Commitment or which are apparent by physical inspection of the Property and which are not objected to by Buyer as set forth above (other than exceptions and title defects arising after the Title Review Period and other than those standard exceptions which are ordinarily and customarily omitted in the state in which the Hotel is located, so long as the Company and/or the Interest Owners, as the case may be, provide, at the Interest Owners’ sole cost and expense, the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission) and the deed of trust securing the Assumed Loan, if any, are hereinafter referred to as the “Permitted Exceptions.” In no event shall Permitted Exceptions include mortgages or other documents evidencing or securing indebtedness (other than the recorded instruments securing the Assumed Loan, if any), or any mechanics’ or materialmen’s lens or any claims or potential claims therefor covering the Property or any portion thereof (“Seller Liens”), each of which shall be paid in full by the Interest Owners, at the Interest Owners’ sole cost and expense, and released at Closing, except for the deed of trust securing the Assumed Loan, if any.

ARTICLE V

MANAGEMENT AGREEMENT AND FRANCHISE AGREEMENT

The Company has entered into the Existing Management Agreement and the Existing Franchise Agreement for the operation and management of the Hotel. At the Closing, subject to the approval of the Franchisor, (i) the Company and the Existing Manager shall terminate the Existing Management Agreement, (ii) the Company and the Franchisor shall terminate the Existing Franchise Agreement, (iii) the Company and the New Manager shall enter into the New Management Agreement and (iv) the Company and the Franchisor shall enter into the New Franchise Agreement. The Interest Owners shall be solely responsible for all claims and liabilities arising under the Existing Management Agreement and the Existing Franchise Agreement, whether accruing before or after the Closing. The Company and the Interest Owners shall obtain the Existing Manager’s consent to the termination of the Existing Management Agreement, and the Company and the Interest Owners shall cause the New Manager to enter into the New Management Agreement. Before the Closing, the Company and Buyer shall request the Franchisor to approve the transfer of the Interests to Buyer, the termination of the Existing Management Agreement, the execution of the New Management Agreement and the execution of the New Franchise Agreement. The Company and the Interest Owners shall use their best efforts to promptly provide all information required by the Franchisor in connection with the foregoing request for approval, and the Company, the Interest Owners and Buyer shall diligently pursue obtaining the Franchisor’s approval. The Interest Owners understand that Buyer expects the New Franchise Agreement to be upon financial terms and conditions no less favorable to the Company than the Existing Franchise Agreement.

ARTICLE VI

BROKERS

Each Interest Owner, the Company and Buyer represents and warrants to the other that it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract. Each Interest Owner agrees to save and hold harmless Buyer from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any agent, broker, or other person by or through the acts of any Interest Owner or the Company, as the case may be, in connection with the Contemplated Transactions. Buyer agrees to save and hold harmless each Interest Owner and the Company from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any agent, broker, or other person by or through the acts of Buyer in connection with the Contemplated Transactions.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Representations, Warranties and Covenants of Interest Owners. Each Interest Owner represents, warrants and covenants to Buyer as follows:

(a) Organization and Existence of the Company. The Company is a limited liability company or corporation duly organized or incorporated and validly existing under the laws of the state indicated in Item 2(b) of Schedule 1, and the Company has the full power and authority to own all of its property and assets and to carry on its business as presently conducted. The Company is not required to qualify to transact business in any jurisdiction other than the state is which it is organized or incorporated. The copies of the Company’s Organizational Documents that the Company has delivered to Buyer or delivers to Buyer during the Review Period are or will be true, correct and complete copies of the Organizational Documents of the Company as in effect as of the date hereof and have not been amended or supplemented further.

The Company is not a general or limited partner of, or a party to any joint venture with, any other entity and does not, directly or indirectly, own any interest in any other Person.

(b) Authorization and Validity. Each Interest Owner and the Company have the power and authority to execute and deliver this Contract and the other agreements contemplated hereby and to consummate the Contemplated Transactions. This Contract has been duly executed and delivered by and constitutes a valid and binding agreement of the Company, each Interest Owner, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws. The execution and delivery hereof by the Company and each Interest Owner and the consummation by the Company and each Interest Owner of such transactions have been fully authorized by the Company and each Interest Owner.

(c) Ownership of Interests. The Interest Owners are the owners of all of the Interests, each owning the percentage set forth in Item 2(a) of Schedule 1, and have good and valid title thereto, with no restrictions on, or any agreements with respect to, voting rights or any other incidents of ownership thereof, except as set forth in the Company’s Organizational Documents. The Interests represent one hundred percent (100%) of the record and beneficial interests in the Company and all other right, title and interest in and to the equity of the Company. The Interest Owners have the absolute right to sell and transfer all of the Interests to Buyer free and clear of all Interest Liens. Each Interest Owner acquired its Interest in compliance with all applicable laws. On consummation of the Contemplated Transactions, in accordance with the terms hereof, Buyer will acquire good and marketable title to the Interests free and clear of all Interest Liens.

(d) Related Party Transactions. No Interest Owner has any direct or indirect interest in any property used by, or relating to, the Company, except through the ownership of its Interest.

(e) Non-Contravention. The execution and delivery by each Interest Owner and the Company of this Contract and the other agreements contemplated hereby do not, and the consummation by each Interest Owner and the Company of the transactions contemplated hereby or thereby will not (i) violate any provision of the any Organizational Documents of any Interest Owner or the Company, (ii) violate, or result with the passage of time in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate any obligation under, or result in the creation or imposition of any Property Lien upon, any of the property of any Interest Owner or the Company pursuant to any provision of any mortgage, deed of trust, lease, agreement, license or instrument to which any Interest Owner or the Company is a party or to which any of them is subject (collectively, the “Restrictive Documents”) except to the extent consents, waivers, satisfactions or terminations therefor will be delivered on or before Closing, (iii) constitute an event permitting termination of any mortgage, deed of trust, lease, agreement, license or instrument to which any Interest Owner or the Company is a party, except for those Restrictive Documents which represent obligations to be satisfied or for which consents to assignment or waivers of termination will be delivered on or before Closing or (iv) violate any judgment, order, writ, injunction, decree, regulation or rule of any court or governmental authority applicable to any Interest Owner or the Company or the assets of any of them.

(f) Consents and Approvals. No consent, approval, notification, authorization or order of, or declaration, filing or registration with, any governmental agency, is required to be obtained or made by the Company or any Interest Owner in connection with the consummation by the Company and each Interest Owner of the Contemplated Transactions.

(g) Financial Statements. The Company’s financial statements for the fiscal years 2004 through 2006 (the “Company Financial Statements”), copies of which have been delivered to Buyer or will be delivered to Buyer during the Review Period, (i) were prepared in accordance with the books and records of the Company in the ordinary course of its business, consistently applied, (ii) are correct, complete and accurate and (iii) fairly present the assets, liabilities and financial position of the Company as of the date thereof and the results of operations, cash flows and changes in its financial position for the period then ended.

(h) Absence of Certain Changes or Events. There has not been since the date of the Company Financial Statements:

(i) any material adverse change in the business, financial condition, assets, liabilities, income or prospects of the business of the Company;

(ii) any damage, destruction and other casualty loss (whether or not covered by insurance) having a material adverse effect on the financial condition, assets, liabilities, income or prospects of the business of the Company;

(iii) any change in the accounting methods followed by the Company;

(iv) any acquisition or proposed acquisition by the Company of real property or, except in the ordinary course of business, any other property;

(v) any distributions to members or shareholders (whether in cash or property) other than cash on hand or in bank accounts due to be withdrawn by or distributed to the Interest Owners prior to Closing; or

(vi) any increase in any manner of the compensation of any employees employed at the Hotel or any payment or agreement to pay any pension or retirement allowance to any partner or employee at the Hotel, nor has the Company entered into or amended any employment agreement or any Employee Plan of the Company or any other arrangement with or for the benefit of any partner, employee or other person, except for annual reviews and merit increases occurring in the ordinary course of the Company’s business and disclosed in writing to Buyer during the Review Period.

(i) No Undisclosed Liabilities. The Company does not have, as of the date of this Contract, any debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise, that are material to the financial condition, assets, liabilities, income or prospects of the business of the Company except as set forth in the Company Financial Statements.

(j) Litigation. Except for the items listed on Schedule 7.1(j), there are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of any of the Interest Owners or the Company, threatened against any of the Interest Owners or the Company, whether at law or in equity and whether civil or criminal in nature, before or by any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign. There are no judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against any of the Interest Owners or the Company, (i) which relate to the Company or any Interest Owner and which have or could reasonably be expected to have an adverse effect on the financial condition, assets, liabilities, income or prospects of the business of the Company, or (ii) which seek specifically to prohibit, restrict or delay consummation of the transactions contemplated hereby or fulfillment of any of the conditions of this Contract.

(k) Title to Properties. The Company has good and marketable title to all of the Property (whether real, fee or leasehold, personal or mixed, tangible or intangible) and as reflected on the Company Financial Statement and enjoys quiet possession of all such properties and interests, free and clear of all mortgages and other encumbrances (except for Permitted Exceptions, current taxes and liens which arise by operation of law with respect to obligations not yet due and payable). The Property includes all real estate, intangible assets and physical assets of the Company and all of the property reasonably required to own and operate the Hotel as presently operated and in accordance with the Existing Franchise Agreement.

(l) Condition of Hotel. The Hotel is in good and sufficient repair and operating condition, normal wear and tear excepted. No governmental agency, or other person having authority over any of the Hotel, has served any notice on any Interest Owner or the Company requiring repairs, alterations or corrections of any existing condition on the Hotel. Except as set forth in Schedule 7.1(l), there are no pending or, to the knowledge of the Company or any Interest Owner, threatened proceedings for condemnation or the exercise of the right of eminent domain as to any part of the Hotel or for limiting or denying any right of access thereto. None of the Interest Owners or the Company has any knowledge of any special taxes or assessments relating to any part of the Hotel or any planned public improvements that may result in a special assessment against any part of the Hotel.

(m) Lease of Real and Personal Property. Schedule 7.1(m) sets forth a list of (a) all leases pursuant to which the Company leases, as lessee, real property (the “Leased Premises”), (b) all leases pursuant to which the Company leases, as lessor, real property, (c) all leases pursuant to which the Company leases, as lessee, personal property and (d) all prepaid expenses, rents and security deposits paid by or to the Company with respect to any of the foregoing leases. The Company has performed all material obligations required to be performed by it to date under all leases set forth in Schedule 7.1(m) and is not in default nor, to the best knowledge of the Company and any Interest Owner, alleged to be in default in any material respect under any thereof. To the best knowledge of [the Company and any Interest Owner, there exists no default, or any event which upon the giving of notice or passage of time would give rise to any default, in the performance of any obligation to be performed by any other party to any of such leases. Immediately after the Closing, Buyer will possess all right, title and interest of each Interest Owner and the Company will continue to possess its right, title and interest, as the case may be, in and to the leases set forth in Schedule 7.1(m) .

(n) Trade Names, Trade Marks, Etc. Subject to the terms of the Existing Franchise Agreement with respect to trade names, trademarks and service marks licensed thereunder, the Company owns or has the right to use all trade marks, trade names and/or business names used or useful in the business of the Company (the “Company Intellectual Property”). There are no claims or proceedings pending or, to the knowledge of the Interest Owners or the Company, threatened against the Company asserting that its use of any Company Intellectual Property infringes the rights of any other person. None of the Interest Owners or the Company has knowledge of any use by the Company that may, with notice or passage of time, give rise to such a claim. The Company has not licensed or otherwise assigned any Company Intellectual Property to any third party, and there are no existing infringing uses of the Company Intellectual Property by any third parties. Other than the terms of the Existing Franchise Agreement, there are no restrictions or other obligations of the Company with respect to the ownership or use of the Company Intellectual Property. The trade marks, trade names, service marks and/or business names described on Schedule 7.1(n) include all of the Company Intellectual Property.

(o) Governmental Authorization and Compliance with Laws. To the best knowledge of the Company and the Interest Owners, (i) the business of the Company has been operated in compliance with all laws, orders, regulations, policies and guidelines of all governmental entities (including, without limitation, those relating to building codes and zoning, environmental and safety matters), (ii) the Company has all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of its business as now conducted, such licenses, permits and approvals are in full force and effect, and there is no reason to believe that any such license, permit or approval will be recalled, and (iii) each Interest Owner and the Company have complied in all material respects with all applicable laws, regulations and restrictions relating to the business of the Company, including without limitation laws, regulations and restrictions relating to the Employee Plans of the Company.

(p) Taxes.

(i) Tax Status. If the Company is a limited liability company, the Company has been treated as a partnership for Tax purposes at all times during its existence. If the Company is a corporation, the Company made an S election under Section 1362 of the Code upon its formation and, at the time of making such election and at all times thereafter, it qualified as a “small business corporation” within the meaning of Section 1361(b) of the Code.

(ii) Tax Returns. Each Interest Owner and the Company have filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by each Interest Owner and the Company (if any), whether or not shown on any Tax Return, have been paid. Neither the Company nor any of the Interest Owners currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Company or any of the Interest Owners does not file Tax Returns that Company or any of the Interest Owners is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or upon any Interest of any of the Interest Owners.

(iii) Withholding. The Company withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party

(iv) No Expected Assessments. No Interest Owner or manager or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of the Interest Owners with respect to any item of income, gain, loss, deduction, or credit from the Company. Neither the Company nor any of the Interest Owners has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or the Interest Owners have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of the Interest Owners with respect to any item of income, gain, loss, deduction, or credit from the Company. Schedule 7.1(p)(iv) attached hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company or any Interest Owner for taxable periods ended on or after December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or the Interest Owner filed or received since December 31, 2001; provided, however, that an Interest Owner is required to deliver such information only for a Tax

Return for which there has been a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Interest Owner with respect to any item of income, gain, loss, deduction, or credit from the Company.

(v) No Extension of Statute of Limitations. Neither the Company nor any of the Interest Owners has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency with respect to any item of income, gain, loss, deduction, or credit from the Company.

(vi) Post Closing Inclusion of Income. Neither the Company nor any of the Interest Owners will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law);

(C) installment sale or open transaction disposition made on or prior to the Closing Date; or

(D) prepaid amount received on or prior to the Closing Date.

(q) Insurance. Schedule 7.1(q) is a true and complete list, showing company, type and amount of coverage, of all insurance policies carried by the Company for the benefit of the Company or third parties. To the best of the knowledge of the Interest Owners and the Company, the Company is not in default with respect to any provision of any of its insurance policies and has not failed to give any notice or present any claim thereunder in due or timely fashion or as required by any of such insurance policies which would result in failure to recover in full under such policies. To the best of the knowledge of the Interest Owners and the Company, the Company has complied with the insurance requirements of all leases and other Agreements to which it is a party.

(r) Certain Agreements. Except as listed on Schedule 7.1(r), the Company has no presently existing Agreements, mortgages, leases or profit sharing, savings, consultant, deferred compensation, retirement, pension or other Employee Plans or benefit arrangements. No Interest Owner has any interest in any of the Property other than the interest of a member or shareholder under the provisions of the Company’s Organizational Documents. All leases, Agreements, licenses or instruments to which the Company is a party or by which any of its assets or properties are bound or affected are in full force and effect and binding obligations of the parties thereto. No event or condition has occurred or exists, or is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or giving of notice or both might constitute, default or a basis for acceleration of any obligations, force majeure or other claim of excusable delay or non-performance thereunder or in respect thereof, whether on the part of the Company or any other party. The Company is not a party to any Agreement or any arrangement (whether or not in writing) with any of Interest Owners.

(s) Full Disclosure. To the best knowledge of the Company and the Interest Owners, no statement contained in any document, certificate or other writing furnished or to be furnished by the Company or any of the Interest Owners to Buyer pursuant to the provisions of this Contract contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements therein not misleading.

(t) FIRPTA. No Interest Owner is a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Code and Income Tax Regulations).

(u) Bankruptcy. Neither the Company nor any Interest Owner is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(v) Representations as to the Hotel, Etc.

(i) Property Agreements. A complete list of all FF&E Leases, Service Contracts and Leases used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit C (collectively, the “Hotel Contracts”). There are no leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other Agreements (i) to which the Company is a party or an assignee, or (ii) binding upon the Hotel, relating to the ownership, occupancy, operation, management or maintenance of the Real Property, FF&E, Supplies or Tradenames, except for those Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C. The Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C are in full force and effect, and no default has occurred and is continuing thereunder and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default. No party has any right or option to acquire the Hotel or any portion thereof, or any interest therein or in the Company, other than Buyer.

(ii) Pending Claims. Except for any items listed on Schedule 7.1(j), there are no claims, demands, litigation, proceedings or governmental investigations pending or, to the Interest Owners’ knowledge, threatened related to the business or assets of the Hotel, (ii) any special assessments or extraordinary taxes except as set forth in the Title Commitment and (iii) any pending or threatened condemnation or eminent domain proceeding which would affect the Property or any part thereof. There are no: pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a Property Lien on the Property or any portion thereof, pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders affecting the Hotel, or other pending, actual or, to the knowledge of the Company or any Interest Owner, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Hotel or might become a Property Lien on the Hotel (collectively, the “Pending Claims”).

(iii) Environmental. With respect to environmental matters, except as otherwise disclosed in the environmental reports and documents identified in Exhibit E, (i) to the Company’s and each of the Interest Owner’s knowledge, there has been no Release or threat of Release of Hazardous Materials in, on, under, to, from or in the area of the Real Property, (ii) no portion of the Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials or machinery containing Hazardous Materials other than standard amounts of cleaning supplies, gas-fired maintenance equipment and chlorine for the swimming pool, all of which are stored on the Property in strict accordance with applicable Environmental Requirements and do not exceed limits permitted under applicable laws, including without limitation Environmental Requirements, (iii) no underground storage tanks are currently located on or in the Real Property or any portion thereof, (iv) no environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement with respect to the Property or any portion thereof is pending or, to the knowledge of the Company and each of the Interest Owners, threatened, and (v) there are no reports or other documentation regarding the environmental condition of the Real Property in the possession of the Company, any Interest Owner or their Affiliates, consultants, contractors or agents except for those which have been or during the Review Period will be delivered to Buyer. Buyer acknowledges that the Property is located in a high humidity belt of the southern United States and that mold and mildew are common. The Company has treated, and until Closing will treat, the Property for mold and mildew as needed in the ordinary course of business to protect the health of guests and employees of the Hotel and so as to comply with applicable law. As used in this Contract: “Hazardous Materials” means (1) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), (2) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); (3) “toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (4) “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (5) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls and (6) any substance whose presence is detrimental or hazardous to health or the Environment, or is otherwise regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or environmental, health or safety compliance (collectively, “Environmental Requirements”). As used in this Contract: “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

(iv) Title and Liens. The Company has good and marketable fee simple absolute title to the Real Property (or, if so indicated in Item 4 of Schedule 1, leasehold title to the Land pursuant to the ground lease described therein and fee simple absolute title to the Improvements during the term of such ground lease), subject only to the Permitted Exceptions. Except for the FF&E subject to the FF&E Leases and any applicable Permitted Exceptions, the Company has good and marketable title to the Personal Property, free and clear of all encumbrances except for the Permitted Exceptions, and there are no other encumbrances or other rights pending or of which the Company or any Interest Owner has received notice or which are otherwise known to the Company or any Interest Owner related to any other Personal Property.

(v) Utilities. All appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are currently sufficient and available to service the Hotel and all installation, connection or “tap-on”, usage and similar fees have been paid.

(vi) Licenses. The Property has a valid certificate of occupancy for its current use as a hotel and, to the knowledge of the Company and each of the Interest Owners, complies with all applicable Licenses and Legal Requirements including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is now operated. The Company has received all Licenses required or needed for the lawful conduct, occupancy and operation of the business of the Hotel, and each License is in full force and effect, and will be received and in full force and effect as of the Closing. No Licenses necessary for the lawful conduct, occupancy or operation of the business of the Hotel requires any approval of a Governmental Body for transfer of Interests except as set forth in Exhibit D.

(vii) Hotel Financial Statements. The Company has delivered to Buyer copies of all (i) Hotel Financial Statements, (ii) operating statements prepared by the Existing Manager or the Company for the Hotel, and (iii) monthly financial statements prepared by the Existing Manager or the Company for the Hotel. Each of such statements is complete and accurate in all material respects and, except in the case of budgets prepared in advance of the applicable operating period to which such budgets relate, fairly presents the financial condition and results of operations of the Hotel for the respective periods represented thereby. The Company has relied upon the Hotel Financial Statements in connection with its ownership and operation of the Hotel, and there are no independent audits or financial statements prepared by third parties relating to the operation of the Hotel other than the Hotel Financial Statements provided to Buyer.

(viii) Employees. All employees employed at the Hotel are the employees of the Company, and, after the Closing, such employees shall be employees solely of the New Manager. No Employee Plans of the Company in effect before the Closing shall be maintained or contributed to by the Company on or after the Closing, and the Company and the Interest Owners specifically agree that (i) on or before the Closing, all such Employee Plans shall be either terminated or assumed by a Person or Persons other than the Company and (ii) after the Closing, the Company shall have no responsibility for compliance of any such Employee Plan with any applicable law or regulations or for payment of any contributions, fees, premiums, expenses or penalties with regard to any such Employee Plan. There are no (w) unions organized at the Hotel, (x) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, (y) collective bargaining or other labor agreements to which the Company or the Existing Manager or the Hotel is bound with respect to any employees employed at the Hotel, or (z) Employee Plans of the Company that are either a multiemployer plan as defined in Section 3(37) of ERISA or an employee pension benefit plan subject to Title IV of ERISA.

(ix) Operations. The Hotel has at all times been operated by Existing Manager in accordance with all applicable laws, rules, regulations, ordinances and codes.

(x) Management Agreement and Franchise Agreement. The Company has furnished to Buyer true and complete copies of the Existing Management Agreement and the Existing Franchise Agreement, which constitute the entire agreement of the parties with respect to the subject matter thereof and which have not been amended or supplemented in any respect except as provided in Item 7 of Schedule 1 and Item 9 of Schedule 1, respectively. There are no other management agreements, franchise agreements, license agreements or similar agreements for the operation or management of the Hotel or relating to the Brand, to which the Company is a party or which are binding upon the Property, except for the Existing Management Agreement and the Existing Franchise Agreement. The Improvements comply with, and the Hotel is being operated in accordance with, all requirements of the Existing Management Agreement and the Existing Franchise Agreement, and all other requirements of the Existing Manager and the Franchisor, including all “brand standard” requirements of the Existing Manager or the Franchisor, subject to the applicable supplemental provisions, if any, set forth in Schedule 2 attached hereto. The Existing Management Agreement and the Existing Franchise Agreement are in full force and effect. No default has occurred and is continuing under the Existing Management Agreement or the Existing Franchise Agreement, and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default.

(xi) Construction of Hotel.

(i) The Hotel has been constructed in a good and workmanlike manner without encroachments and in accordance in all material respects with the Contracts, Plans and Specs (as revised by work order or other approval of the Company during construction), and all building permits and certificates of occupancy therefor and all applicable zoning, platting, subdivision, health, safety and similar laws, rules, regulations, ordinances and codes. The Franchisor inspected and approved the Hotel upon substantial completion and authorized the opening thereof, and any punchlist items required by the Franchisor to be completed after the opening were completed as required by the Franchisor.

(ii) The Personal Property is in good condition and operating order, normal wear and tear excepted.

(iii) All necessary easements for ingress and egress, drainage, signage and utilities serving the Hotel have been dedicated to the public or conveyed to the appropriate utility or to the Company.

(w) Hart Scott Rodino Filing. All of the assets owned by or in which the Company or any of its Affiliates have a interest are hotels or motels, related improvements such as golf, swimming, tennis, restaurant, health club or parking facilities (but excluding ski facilities), and assets incidental to the ownership and operation of hotels or motels (e.g., prepaid taxes or insurance, management contracts and licenses to use trademarks associated with the hotel or motel being acquired), as contemplated by the regulations promulgated under the Hart Scott Rodino Act, except that the Company and its Affiliates each may own other assets but the aggregate value thereof is less than $50,000,000.

7.2 Representations, warranties and covenants of Buyer. Buyer represents, warrants and covenants:

(a) Authority. Buyer is a corporation duly incorporated, validly existing and in good standing in the Commonwealth of Virginia. Buyer has received or will have received by the applicable Closing Date all necessary consents of the Board of Directors of Buyer and is fully authorized to complete the transactions contemplated by this Contract. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer, subject to the effect of bankruptcy and other laws applicable to creditors generally and to equitable principles.

(b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

7.3 Survival. All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing Date. All of the representations and warranties made herein shall survive Closing for a period of one year (i.e., 12 months) expiring on the first anniversary date of the Closing; provided, however, that the representations and warranties set forth in Section 7.1(p) and Section 7.1(v)(viii) shall survive Closing for a period ending on the later of (i) three (3) years following the date on which the Company files its Tax Return for the tax period ended December 31, 2006 or (ii) the expiration of any applicable statute of limitations that may be extended.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Subsequent Developments. After the date of this Contract and until the Closing Date, the Company shall keep Buyer fully informed of all subsequent developments (“Subsequent Developments”) which would cause any of the representations or warranties of the Company or the Interest Owners contained in this Contract to be no longer accurate in any material respect.

8.2 Operations. From and after the date hereof through the Closing on the Property, the Company shall comply with the Existing Management Agreement and the Existing Franchise Agreement and keep the same in full force and effect and shall perform and comply with all of the following subject to and in accordance with the terms of the Existing Management Agreement and the Existing Franchise Agreement, and the Interest Owners shall cause the Company to comply, and perform all such obligations:

(a) Continue to maintain the Property generally in accordance with past practices and pursuant to and in compliance with the Existing Management Agreement and the Existing Franchise Agreement, including, without limitation, (i) using best efforts to keep available the services of all present employees at the Hotel and to preserve its relations with guests, suppliers and other parties doing business with the Company with respect to the Hotel, (ii) accepting booking contracts for the use of the Hotel’s facilities retaining such bookings in accordance with the terms of the Existing Management Agreement and the Existing Franchise

Agreement, (iii) maintaining the current level of advertising and other promotional activities for the Hotel’s facilities, (iv) maintaining the present level of insurance with respect to the Hotel in full force and effect until the Closing Date for the Hotel and (v) remaining in compliance in all material respects with all current Licenses;

(b) Keep, observe, and perform in all material respects all obligations under and pursuant to the Leases, the Service Contracts, the FF&E Leases, the Existing Management Agreement, the Existing Franchise Agreement, the Contracts, Plans and Specs, the Warranties and all other applicable contractual arrangements relating to the Hotel or the Company;

(c) Not cause or permit the removal of FF&E from the Hotel except for the purpose of discarding worn and valueless items that have been replaced with FF&E of equal or better quality; timely make all repairs, maintenance, and replacements to keep all FF&E and all other Personal Property and all Real Property in good operating condition; keep and maintain the Hotel in a good state of repair and condition, reasonable and ordinary wear and tear excepted, and not commit waste of any portion of the Hotel;

(d) Maintain the levels and quality of the Personal Property generally at the levels and quality existing on the date hereof and keep merchandise, supplies and inventory adequately stocked, consistent with good business practice, as if the sale of the Hotel hereunder were not to occur, including, without limitation, maintaining linens and bath towels at least at a 2-par level for all suites or rooms of the Hotel;

(e) Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Hotel which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become false;

(f) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements contained in this Contract;

(g) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Hotel or any part thereof prior to the delinquency date, and comply with all Legal Requirements relating to the Hotel;

(h) Not sell or assign, or enter into any agreement to sell or assign or create, or permit to exist any Property Lien (other than a Permitted Exception) on, the Property or any portion thereof;

(i) Not allow any License currently in existence with respect to the operation, use, occupancy or maintenance of the Hotel to expire, be canceled or otherwise terminated;

(j) Not incur any indebtedness other than trade payables in the ordinary course; and

(k) Not take any other action other than in the ordinary course of business consistent with past practice.

The Company shall promptly furnish to Buyer copies of all new, amended or extended FF&E Leases, Service Contracts, Leases and other contracts or agreements (other than routine hotel room bookings entered into in the ordinary course of business) relating to the Hotel and entered into by the Company or the Existing Manager prior to Closing. Buyer shall have the right to extend the Review Period for a period of five (5) Business Days in order to review any of the foregoing that are not received by Buyer at least five (5) Business Days prior to the expiration of the Review Period. Without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, the Company shall not, and the Interest Owners shall not permit the Company to, enter into any new FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel, or extend any existing such agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date.

8.3 Third Party Consents. Prior to the Closing Date, Interest Owners, at their expense unless otherwise provided in Section 11.2, shall (i) obtain the consent of the Lender, if any, to the Contemplated Transactions, (ii) obtain any and all other third party consents and approvals (x) required in order to transfer all of the Interests to Buyer or (y) which, if not obtained, would materially adversely affect the operation of the Hotel or the value of the Company, including, without limitation, all consents and approvals referred to on Exhibit D and (iii) use best efforts to obtain all other third party consents and approvals (all of such consents and approvals in (i) and (ii) above being referred to collectively as, the “Third Party Consents”).

8.4 Employees. Upon reasonable prior notice to the Company by Buyer, Buyer and its employees, representatives and agents shall have the right to communicate with the Company’s staff, the Hotel staff and the Existing Manager’s staff, including without limitation the general manager, the director of sales, the engineering staff and other key management employees of the Hotel, at any time before Closing. Buyer shall not interfere with the operations of the Hotel while engaging in such communication in a manner that materially adversely affects the operation of the Property or the Franchise Agreement.

8.5 Estoppel Certificates. It shall be a condition to Buyer’s obligations under this Contract that the Company obtain, and the Interest Owners shall cause the Company to obtain, from (i) each tenant under any Lease affecting the Hotel (but not from current or prospective occupants of hotel rooms and suites within the Hotel) and (ii) each lessor under each FF&E Lease for the Hotel identified by Buyer as a material FF&E Lease, the estoppel certificates substantially in the forms provided by Buyer to the Company during the Review Period, and deliver to Buyer not less than five (5) days before the Closing.

8.6 Access to Financial Information. Buyer’s representatives shall have access to, and the Company and the Interest Owners and their Affiliates shall cooperate with Buyer and furnish upon request, all financial and other information relating to the Hotel’s operations to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Each Interest Owner shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Buyer sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotel. The provisions of this Section shall survive Closing or termination of this Contract.

8.7 Bulk Sales. The Interest Owners, at their expense, shall take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Contract.

8.8 Indemnification. If the transactions contemplated by this Contract are consummated as provided herein:

(a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, each Interest Owner hereby agrees to indemnify, defend and hold harmless Buyer and, if the Closing occurs hereunder, the Company and their respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or continent, joint or several, arising out of or relating to:

(i) any claim made or asserted against Buyer or the Company, or any of the Property by a creditor of the Company or any Interest Owner, including any claims based on or alleging a violation of any bulk sales act or other similar laws;

(ii) the breach of any representation, warranty, covenant or agreement of the Company or any Interest Owner contained in this Contract;

(iii) any liability or obligation of the Company assumed or incurred prior to the Closing Date;

(iv) any claim made or asserted by any employee of the Company or of the Existing Manager arising out of the transfer of any Interest and/or the termination of such employee’s employment as a result of the transactions contemplated hereby;

(v) the conduct and operation by or on behalf of the Company of the Hotel or the ownership, use or operation of the Property prior to Closing; and

(vi) any liability, including without limitation any contributions, fees, premiums, expenses or penalties, with regard to any Employee Plan of the Company or any other Employee Plan covering employees at the Hotel.

The indemnification under this Section 8.8(a) shall terminate and be of no further force and effect, as to the matters described in clauses (i) through (v) above, on and after the first anniversary date of the Closing; provided, however, that (A) to the extent any of the representations and warranties survive for a longer period pursuant to Section 7.3, the foregoing indemnification relating to such representations and warranties shall terminate and be of no further force and effect on and after the expiration of such longer period and (B) the indemnification shall not terminate as to claims asserted in writing by Buyer or the Company before such first anniversary date or longer period, as the case may be. Any other indemnification by Interest Owners under this Agreement (except for the indemnification as to matters described in clause (vi) above) also shall terminate and be of further force and effect on and after the first anniversary date of the Closing, except as to claims asserted in writing by Buyer or the Company before such anniversary date.

(b) Indemnification of the Interest Owners. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to the Interest Owners for a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless the Interest Owners from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract;

(ii) the conduct and operation by the Company of its business at the Hotel after the Closing; and

(iii) the failure of the Company after the Closing to pay any rent or otherwise comply with its obligations under the ground lease, if any, identified in Item 4 of Schedule 1.

The indemnification under this Section 8.8(b) shall terminate and be of no further force and effect on and after the first anniversary date of the Closing except as to claims asserted in writing by an Interest Owner before such date.

(c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract

(including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

(i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.8, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

(ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

(iii) Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of the continuing business of the Hotel, the Indemnifying Party, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party, provided that, in the case of clause (z), the Indemnifying Party shall have the right to approve legal counsel selected by the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

(iv) In any Legal Action initiated by a third party and defended by the Indemnified Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accounts and other representatives, all of the Indemnifying Party’s books and records relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

(v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its respective assets, employees, Affiliates or business, or relief which Buyer reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

8.9 Limitations on Liability of Interest Owners. Notwithstanding anything contained herein to the contrary, the liability of each Interest Owner with respect to its representations, warranties, covenants and indemnifications contained in this Contract shall be limited to a percentage of the total liability of the Interest Owners with respect thereto equal to such Interest Owner’s percentage interest in the Company.

8.10 Contingent Reserve for Claims. Contingent reserves shall be established for the purposes and in the amounts specified below:

(a) Notwithstanding anything contained in this Contract to the contrary, at the Closing, Buyer shall be entitled to hold in reserve from the Purchase Price the sum of One Hundred Thousand Dollars ($100,000) (the “Post-Closing Reserve”) to pay for any Post-Closing Claims (as hereinafter defined) under this Contract, as such sum may be reduced as hereinafter provided. For purposes of this Section 8.10, “Post-Closing Claims” shall mean any post-closing claim by Buyer under this Contract, including (i) all claims under Section 8.8(a) hereof, (ii) all adjustments under Article XII thereof and (iii) all other obligations of the Interest Owners thereunder that survive Closing, but only if such claim is asserted by Buyer within six (6) months after the Closing under this Purchase Contract (the “Post-Closing Claim Period”). Except to the

extent any Post-Closing Claims remain outstanding, any funds remaining in the Post-Closing Reserve shall be paid to the Interest Owners upon the expiration of the Post-Closing Claim Period.

(b) Nothing contained in this Section 8.10 shall limit the personal liability of the Interest Owners for post-closing claims under this Purchase Contract to the extent the same may exceed in the aggregate the Post-Closing Reserve or to the extent the same may be asserted by Buyer after any applicable Post-Closing Claim Period, subject to any other limitations and conditions set forth in this Contract.

8.11 Tax Matters. Without the prior written consent of Buyer, neither the Company nor any of the Interest Owners shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date.

ARTICLE IX

CONDITIONS FOR CLOSING

9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to cancel this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, Buyer shall have the right at its option to declare this Contract terminated, in which case the Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein, with respect to this Contract.

(a) All representations and warranties of the Company and each Interest Owner contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Buyer shall have received all of the instruments listed in Section 10.2.

(c) The Company and each Interest Owner shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by the Company and each Interest Owner, as and when required hereunder.

(d) The Lender, if any, shall have consented to the Contemplated Transactions upon terms and conditions satisfactory to Buyer, and all other Third Party Consents in form and substance satisfactory to Buyer shall have been obtained and furnished to Buyer.

(e) The Existing Management Agreement and the Existing Franchise Agreement shall have been terminated. The New Manager and the Company shall have entered into the New Management Agreement. The Franchisor and the Company shall have entered into the New Franchise Agreement on terms and conditions acceptable to Buyer in its sole discretion and in any event upon financial terms that are no less favorable than the Existing Franchise Agreement.

(f) The Company shall have no employees and shall neither maintain nor have an obligation to contribute to any Employee Plan.

9.2 Interest Owner’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to the Interest Owner’s right to cancel this Contract during the Review Period, the duties and obligations of the Interest Owners to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.2, which condition is not waived in writing by the Interest Owners, the Interest Owners shall have the right at their option to declare this Contract terminated and null and void, in which case the remaining Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein.

(a) All of Buyer’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) The Interest Owners shall have received all of the money, instruments and conveyances listed in Section 10.3.

(c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder.

(d) Buyer shall have received the consents of the Franchisor to the termination of the Existing Management Agreement and the Existing Franchise Agreement.

ARTICLE X

CLOSING AND CONVEYANCE

10.1 Closing. Unless otherwise agreed by Buyer and the Interest Owners, the Closing on the Property shall occur on a date selected by Buyer that is not later than fifteen (15) Business Days after expiration of the Review Period, provided that all conditions to Closing hereunder have been satisfied. Buyer will provide Interest Owners at least five (5) days prior written notice of the Closing Date selected by Buyer. The date on which the Closing is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and the Interest Owners, is referred to in this Contract as the “Closing Date” for the Property. The Closing shall be held at 10:00 a.m. at the offices of the Title Company, or as otherwise determined by Buyer and the Interest Owners.

10.2 Interest Owners’ Deliveries. At Closing, the Interest Owners or the Company, as applicable, shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments shall be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and the Interest Owners prior to such Closing).

(a) An assignment or assignments duly executed and acknowledged transferring to Buyer all of the Interests, free and clear of Interest Liens, in form and substance acceptable to Buyer;

(b) Resignations of all officers, managers, directors and other agents of the Company;

(c) The original Organizational Documents of the Company, including the articles of organization or articles of incorporation certified by the appropriate official of the state in which the Company is organized or incorporated, and a certificate issued by such official that the Company is in valid existence and good standing as of the Closing Date;

(d) Certified copies of resolutions and/or other evidence reasonably satisfactory to Buyer that the person or persons executing the closing documents on behalf of the Company and the Interest Owners have full right, power and authority to do so, along with a certificate of good standing of each Interest Owner that is an entity from the state in which Interest Owner is organized or incorporated;

(e) To the extent not previously delivered to and in the possession of Buyer, all Contracts, Plans and Specs, all Warranties and all keys for the Hotel (which keys shall be properly tagged for identification);

(f) A closing statement to evidence the parties’ agreement regarding the allocations, pro-rations and hold-backs relating to the Property, the payment of closing costs as allocated hereunder, and any resulting adjustment of the Purchase Price;

(g) Evidence satisfactory to Buyer of the termination of the Existing Management Agreement and the Existing Franchise Agreement and execution and delivery by the New Manager of the New Management Agreement;

(h) All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company. At Buyer’s sole expense, Buyer shall have obtained an irrevocable commitment directly from the Title Company for issuance of an Owner’s Policy of Title Insurance to the Company insuring good and marketable fee simple absolute title (or leasehold title if so identified in Item 4 of Schedule 1) to the Real Property constituting part of the Property, subject only to the Permitted Exceptions in the amount of the Purchase Price, together with an nonimputation endorsement; and

(i) Such other instruments as are contemplated by this Contract to be executed or delivered by the Company or any Interest Owner, or reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the assignment of all of the Interests to Buyer and the other Contemplated Transactions, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests in the Company and the Company will own good and marketable fee simple title to the Land and the Hotel in accordance with this Contract.

10.3 Buyer’s Deliveries. On or prior to the Closing Date, Buyer shall pay the Interest Owners the Purchase Price, as adjusted pursuant to this Contract, and shall deliver or cause to be delivered to the Interest Owners the following agreements, documents and other items, which shall be in form and substance reasonably satisfactory to the Interest Owners:

(a) a closing statement to evidence the parties’ agreement regarding the allocations, pro-rations and hold-backs relating to the Property, the payment of closing costs as allocated hereunder, and any resulting adjustment of the Purchase Price; and

(b) such additional documents as might be reasonably requested by the Interest Owners to evidence Buyer’s authority to consummate the purchase of the Interests from the Interest Owners.

10.4 Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

(a) Tax Indemnification. Each of the Interest Owners shall indemnify Buyer, and hold it harmless from and against (without duplication), any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the

Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), and (ii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

(b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date. Buyer shall permit the Interest Owners to review and comment on each such Tax Return described in the preceding sentence prior to filing.

(d) Cooperation on Tax Matters.

(i) Buyer, the Company, and the Interest Owners shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Interest Owners agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Company or Interest Owners, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, the Interest Owners shall allow Buyer to take possession of such books and records.

(ii) Buyer, the Company, and the Interest Owners further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any

Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) Buyer, the Company, and the Interest Owners further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043 and all Treasury Regulations promulgated thereunder.

(e) Survival. The provisions of this Section 10.4 shall survive the Closing for a period ending on the later of (i) three (3) years following the date on which the Company files its Tax Return for the tax period ended December 31, 2006 or (ii) the expiration of any applicable statute of limitations that may be extended.

ARTICLE XI

COSTS

All Closing costs shall be paid as set forth below:

11.1 Interest Owner’s Costs. Interest Owners shall be responsible for all transfer, recordation, sales, use, income, bulk transfer taxes or like taxes in connection with the sale of the Interests hereunder and for all sales and use, hotel occupancy and other taxes of the Company or the Hotel for the period prior to Closing. Interest Owners shall be responsible for all costs related to the termination of the Existing Management Agreement and the Existing Franchise Agreement. Interest Owners shall also be responsible for the costs and expenses of their and the Company’s attorneys, accountants, appraisers and other professionals, consultants and representatives. Interest Owners shall also be responsible for payment of all prepayment penalties, premiums and other charges or amounts payable in connection with the pay-off of any Property Liens encumbering the Property, other than Property Lien securing the Assumed Loan, if any. Interest Owners shall be responsible for all costs to complete all PIP improvements required by the Franchisor to the extent provided in Schedule 2.

11.2 Buyer’s Costs. In connection with the purchase of the Interests contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report, any update to the survey and the costs and expenses of preparation of the title insurance commitment and the issuance of the title insurance policy contemplated by Article IV. Buyer shall be responsible for costs related to the execution of the New Franchise Agreement. Buyer shall also be responsible for assumption and legal fees in connection with the approval by the Lender, if any, of Buyer’s purchase of the Interests, and for any renovation costs to the extent provided in Schedule 2. The Company and the Interest Owners shall use commercially reasonable efforts, and shall fully cooperate with Buyer, to obtain the approval of the Lender, if any, of Buyer’s purchase of the Interests.

ARTICLE XII

ADJUSTMENTS

12.1 Adjustments. Unless otherwise provided herein, at Closing, adjustments between the parties shall be made as of 12:01 a.m. on the Closing Date (the “Cutoff Time”), with the income and expenses accrued prior to the Closing Date being allocated to the Interest Owners and the income and expenses accruing on and after the Closing Date being allocated to Buyer, as if the Contemplated Transactions were a transfer of the Hotel rather than a transfer of the Interests, all as set forth below. Subject to the foregoing and except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with the Uniform System of Accounts for the Lodging Industry (9th Revised Edition) published by the American Hotel & Lodging Association.

(a) Taxes. All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Cutoff Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs.

(b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Closing Date for services prior thereto, which charges shall be allocated to the Interest Owners. Charges accruing after the Cutoff Time shall be allocated to Buyer.

(c) Income/Charges. All rents, income and charges receivable or payable under any Leases and Hotel Contracts applicable to the Property, and any deposits, prepayments and receipts thereunder, shall be prorated between Buyer and the Interest Owners as of the Cutoff Time.

(d) Accounts. The Interest Owners shall be entitled to retain the Hotel’s working capital account and to withdraw all funds contained therein as of the Cutoff Time. The Interest Owners shall receive a credit in the amount of the aggregate balance as of the Cutoff Time in the FF&E reserve account and escrow accounts (including all PIP accounts and all amounts held in tax and insurance escrow accounts), plus the amount of all utility deposits, petty cash, cash in cash registers and cash in vending machines, all of which accounts and cash shall remain with the Company after the Closing. All other accounts, reserves and escrows, if any, held by the Company or by the Existing Manager, any Lender or any other Person on the Company’s behalf shall remain the property of the Company and be credited to Buyer, without additional charge to Buyer and without Buyer being required to fund the same.

(e) Room Revenues. All revenues from guest room rentals and other suite revenues for the period before the Closing Date shall be allocated to the Interest Owners, and all such revenues for the period after the Closing Date shall be allocated to the Buyer. All such revenues for the night in which the Cutoff Time occurs shall be credited to the Interest Owners, but the Interest Owners shall provide the Buyer credit at Closing equal to the reasonable expenses to be incurred to clean such guests’ rooms.

(f) Employee Costs. Except as provided in (e) above, all wages and other costs for housekeeping and Hotel personnel shall be prorated between Buyer and the Interest Owners as of the Cutoff Time.

(g) Advance Deposits. All prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or future services to be provided on and after the Closing Date shall be credited to Buyer.

(h) Accounts Receivable. Accounts receivable and credit card claims as of the Cutoff Time shall be transferred to the Interest Owners and shall not be a credit to the Interest Owners at Closing. The Interest Owners and Buyer agree, and Buyer shall instruct the New Manager, that the monies received from debtors owing such accounts receivable balances after Closing shall be payable to the Interest Owners.

(i) Accounts Payable. Any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to the Company or the Property for the periods prior to the Cutoff Time shall be allocated to the Interest Owners, and Buyer shall not be or become liable therefor, except as expressly assumed by Buyer pursuant to this Contract, and invoices received in the ordinary course of business prior to Closing shall be allocated to the Interest Owners at Closing.

(j) Restaurants, Bars, Machines, Other Income. All monies received in connection with bar, restaurant, banquet and similar and other services at the Hotel (other than amounts due from any guest and included in room rentals) prior to the close of business for each such operation for the night in which the Cutoff Time occurs shall be credited to the Interest Owners, and all other receipts and revenues (not previously described in this Section 12.1) from the operation of any department of the Hotel shall be prorated between the Interest Owners and Buyer at Closing.

(k) Interest on Assumed Loan. In the case of an Assumed Loan, if any, the accrued and unpaid interest thereon shall be prorated as of the Cutoff Time.

12.2 Reconciliation and Final Payment. The Interest Owners and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Contract within sixty (60) days after the Closing Date. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

12.3 Employees. Unless Buyer expressly agrees otherwise, none of the employees of the Company shall become employees of Buyer as of the Closing Date; instead, such employees shall be terminated by the Company and shall be rehired as employees of the New Manager with all seniority, wages and benefits of each employee transferring with each employee to the New Manager. Neither the Company nor the Interest Owners shall give notice under any applicable federal or state plant closing or similar act, including, if applicable, the Worker Adjustment and Retraining Notification provisions of 29 U.S.C., Section 2102, the parties having agreed that a mass layoff, as that term is defined in 29 U.S.C., Section 210:(a)(3), will not have occurred. Any liability for payment of all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, bonuses, pension benefits, health care continuation rights and other benefits accrued or earned by and due to employees at the Hotel through the Cutoff Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period, shall not in any way become the legal obligation of Buyer or the Company but shall be charged to the Interest Owners for the purposes of the adjustments to be made as of the Cutoff Time, and neither the Company nor Buyer shall have any liability therefor, nor shall either the Company or Buyer be liable for any contributions, fees, premiums, expenses, penalties or other payments required as a result of such employees’ employment by the Company and/or coverage under any Employee Plan of the Company before the Closing. All liability for wages, salaries and benefits of the employees accruing in respect of and attributable to the period from and after the Cutoff Time shall be charged to the New Manager and reimbursed by the Company to the New Manager to the extent required under the New Management Agreement.

ARTICLE XIII

CASUALTY AND CONDEMNATION

13.1 Risk of Loss; Notice. Prior to Closing and the sale of the Interests to Buyer in accordance with this Contract, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by the Interest Owners. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) the Company receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, the Interest Owners shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

13.2 Buyer’s Termination Right. If, prior to Closing and the sale of the Interests to Buyer in accordance with this Contract, (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Buyer shall have the option to terminate this Contract, provided Buyer delivers written notice to the Company of its election within twenty (20) days after the date the Interest Owners have delivered to Buyer written notice of any such loss, damage or condemnation as provided above, and in such event, the Earnest Money Deposit, and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract. In the context of condemnation, “substantial” shall mean condemnation of such portion of the Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) in value.

13.3 Procedure for Closing. If Buyer shall not timely elect to terminate this Contract under Section 13.2 above, or if the loss, damage or condemnation is not substantial, all insurance proceeds or condemnation awards which the Company has received as a result of the same, plus an amount equal to the insurance deductible shall be paid or credited to Buyer, and all insurance proceeds and condemnation awards payable as a result of the same shall be paid or credited to Buyer, in which event the Closing shall occur without replacing or repairing such damage. In the case of damage or casualty, at Buyer’s election, the Property shall be repaired and restored to its condition immediately prior to such damage or casualty, and all excess insurance proceeds shall be credited to Buyer.

ARTICLE XIV

DEFAULT REMEDIES

14.1 Buyer Default. If Buyer defaults under this Contract after the Review Period, and such default continues for ten (10) days following written notice from the Company (provided no notice shall extend the time for Closing), then at the election of a majority of the Interest Owners by written notice to Buyer, this Contract shall be terminated and of no effect, in which event the Earnest Money Deposit, including any interest thereon, shall be paid to and retained by the Interest Owners as the sole and exclusive remedy of the Interest Owners and the Company hereunder, as liquidated damages for Buyer’s default or failure to close, and both Buyer and the Interest Owners shall thereupon be released from all obligations hereunder.

14.2 Interest Owner/Company Default. If any Interest Owner or (before the Closing) the Company defaults under this Contract, and such default continues for ten (10) days following written notice from Buyer, Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract by written notice to the Company delivered at any time prior to the completion of such cure, in which event the Earnest Money Deposit, including any interest thereon, shall be returned to the Buyer, and thereafter both the Buyer and the Interest Owners shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice to the Company delivered at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against the Interest Owners and/or the Company for damages, specific performance and all other rights and remedies available at law or in equity.

14.3 Attorney’s Fees. Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or the Interest Owners to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, and the non-defaulting party is successful in enforcing such rights, then the defaulting party shall reimburse the non-defaulting party for the non-defaulting party’s reasonable attorneys’ fees, costs and expenses.

ARTICLE XV

NOTICES

All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) Business Days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Apple Seven Hospitality Ownership, Inc. 814 East Main Street Richmond, Virginia 23219 Attention: Justin G. Knight, President Fax No.: (804) 727-6350

with a copy to:	Apple Seven Hospitality Ownership, Inc. 814 East Main Street Richmond, Virginia 23219 Attention: Legal Dept. Fax No.: (804) 727-6349

If to the Company, the Interest Owners:

Managing Member or President identified in Item 2(c) of Schedule 1

c/o Larry Blumberg & Associates, Inc.

2733 Ross Clark Circle

P.O. Box 5566, Dothan, Alabama 36302

Attn: Barry Kraselsky

Fax No.: (334) 671-1356

with a copy to:	Johnston, Hinesley, Flowers, Clenney & Turner, P.C. Post Office Box 2246 (36302) 291 North Oates Street Dothan, Alabama 36303 Attn: William W. Hinesley Fax No.: (334) 793-6603

Addresses may be changed by the parties hereto by written notice in accordance with this Section.

ARTICLE XVI

MISCELLANEOUS

16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract.

16.2 Binding Effect; Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns.

16.3 Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between the parties hereto with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by the parties hereto.

16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the Commonwealth of Virginia (without regard to conflicts of law principles).

16.5 Captions. The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

16.6 Confidentiality. Except as either party may reasonably determine is required by law (including without limitation laws and regulations applicable to Buyer or its Affiliates who may be public companies): (i) prior to Closing, none of Buyer, any Interest Owner or the Company shall disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to those Persons necessary for a party to meet its obligations hereunder, including their respective legal counsel, consultants and agents, the Existing Manager, the New Manager, the Franchisor, the Lender (if any) and the Title Company and except as necessitated by Buyer’s Due Diligence Examination and/or shadow management, unless both Buyer and the Company agree in writing and (ii) following Closing, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Contract, and no such disclosure or release shall be made without the prior written consent of Buyer, and no press release shall be made without the prior written approval of Buyer.

16.7 Closing Documents. To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and the Company shall negotiate in good faith with respect to the form and content of such Closing documents prior to Closing.

16.8 Counterparts. This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

16.9 Severability. If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on the Interest Owners or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

16.10 Interpretation. For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

16.11 Intentionally Omitted.

16.12 Further Acts. In addition to the acts, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and the Interest Owners, Buyer and the Interest Owners shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

16.13 Joint and Several Obligations. If any Interest Owner consists of more than one person or entity, each such person or entity shall be jointly and severally liable with respect to the obligations of such Interest Owner under this Contract.

ARTICLE XVII

SUPPLEMENTAL PROVISIONS

All of the terms, conditions, representations, warranties, covenants and other provisions, if any, set forth in the supplemental provisions attached hereto as Schedule 2 (the “Supplemental Provisions”) are hereby incorporated into this Contract and shall be considered a part hereof. In the event of any conflict or inconsistency between the Supplemental Provisions and the other provisions of this Contract, the Supplemental Provisions shall control.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the parties hereto.

INTEREST OWNERS:

/s/ Larry Blumberg
Larry Blumberg

/s/ John H. Watson
Watson & Downs Investments, L.L.C. By: John H. Watson, Its Manager

/s/ Robert Hayne Hollis, III
Robert Hayne Hollis, III

/s/ Richard Blumberg
Richard Blumberg

/s/ Barry Kraselsky
Barry Kraselsky

/s/ Helen B. Lifland
Helen B. Lifland

COMPANY:

SUNBELT – LAKELAND, L.L.C., a Florida Limited Liability Company

By:	/s/ Larry Blumberg
Name: Larry Blumberg
Title: Its Manager

BUYER:

APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By:	/s/ Justin G. Knight
Name:	Justin G. Knight
Title:	Vice President

SCHEDULE 1

HOTEL SPECIFIC DATA

1. Date of Purchase Contract: January 16, 2007

2.(a) Interest Owners:

Interest Owner	Percentage Interest	Tax Identification No.
Larry Blumberg	20.00%
Richard Blumberg	12.50%
Helen B. Lifland	5.00%
Watson & Downs Investments, L.L.C.	25.00%
Hayne Hollis	25.00%
Barry Kraselsky	12.50%

(b)	Company: Sunbelt-Lakeland, L.L.C., a Florida Limited Liability Company

3. Description of Hotel:

(a)	Name/Identification of Hotel: Lakeland Courtyard by Marriott

(b)	Number of Rooms: 78

(c)	Other Improvements/Amenities: Outdoor heated swimming pool, whirlpool, exercise room, wireless high speed internet access, 625 sq. ft. Meeting Room, 300 sq. ft. Board Room, restaurant, lounge

4. Ground Lease: N/A

5. Hotel Brand/Franchise: Courtyard by Marriott

6. Manager: LBAM – Investor Group, L.L.C.

7. Existing Management Agreement: Management Agreement between LBAM-Investor Group, L.L.C. and the Company dated May 31, 2001

1	Purchase Contract Schedule 1. Hotel Specific Data

8. Franchisor: Marriott International, Inc.

9. Existing Franchise Agreement: Franchise Agreement between Sunbelt-Lakeland, L.L.C. and Marriott International, Inc. dated September 9, 1998

10. Assumed Loan: $4,252,984.39 as of October 2, 2006

11. Lender: Wachovia Securities

Loan Number 31-0100036

12. Purchase Price: Nine Million Eight Hundred Five Thousand Two Hundred Thirty Six and no/100 Dollars ($9,805,236.00)

13. Escrow Amount: $0.00

Accounts Payable	$0.00
Marriott Life Safety	0.00
Product	0.00
50%	0.00

Total	$0.00

2	Purchase Contract Schedule 1- Hotel Specific Data

SCHEDULE 2

SUPPLEMENTAL PROVISIONS

1. Liquor Licenses. The Interest Owners represent and warrant that (i) the brand standard requirements of the Franchisor do not require the sale or complimentary service of alcoholic beverages at the Hotel, (ii) alcoholic beverages are not sold or otherwise served at the Hotel, and, (ii) the Hotel as currently operated and in order to comply with the brand standard requirements of the Franchisor does not require any license, permit or other authorization of governmental authorities related to the sale or service of alcoholic beverages and (iii) the Hotel, the Company and the Manager are in compliance in all material respects with all applicable laws and regulations relating to the sale or service of alcoholic beverages.

2. Allocation of Purchase Price. The Company, the Interest Owners and Buyer agree that the Purchase Price shall be allocated in the manner set forth in Exhibit J attached hereto and that such parties shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

1	Purchase Contract Schedule 2 - Supplemental Provisions

SCHEDULE 2.5

PIP IMPROVEMENTS

N/A

1	Purchase Contract Exhibit A - Legal Description

SCHEDULE 7.1(j)

LITIGATION

None

2	Purchase Contract Exhibit A - Legal Description

SCHEDULE 7.1(l)

CONDEMNATION PROCEEDINGS

None

3	Purchase Contract Exhibit A - Legal Description

SCHEDULE 7.1(m)

LEASES

None

4	Purchase Contract Exhibit A - Legal Description

SCHEDULE 7.1(n)

TRADE MARKS and TRADE NAMES

Courtyard by Marriott

Lakeland, Florida

5	Purchase Contract Exhibit A - Legal Description

SCHEDULE 7.1 (p)(iv)

TAX RETURNS

2003 through 2005

Federal Income Tax Returns

See Attached Schedule of Tax Returns

e-mailed to Sam Reynolds

October 2, 2006

None of these returns were audited or under audit

6	Purchase Contract Exhibit A - Legal Description

SCHEDULE OF TAX RETURNS

		2005		2004		2003
Property	Entity	Federal	State	Federal	State	Federal	State
Fairfield Inn & Suites Columbus	Sunbelt – Columbus, LLC	X	AL/GA	X	AL/GA	X	AL/GA
Fairfield Inn Dothan	Blumberg - Dothan Motel, LLC	X	AL	X	AL	X	AL
Fairfield Inn Tallahassee	Sunbelt - Tallahassee, LLC	X	FL	X	FL	X	FL
Courtyard Lakeland	Sunbelt – Lakeland, LLC	X	FL	X	FL	X	FL

7	Purchase Contract Exhibit A - Legal Description

SCHEDULE 7.1(q)

INSURANCE

See Attached Certificate of Insurance

8	Purchase Contract Exhibit A - Legal Description

IMPORTANT

If the certificate holder is an ADDITIONAL INSURED, the policy(ies) must be endorsed. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).

If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).

DISCLAIMER

The Certificate of Insurance on the reverse side of this form does not constitute a contract between the issuing insurer(s), authorized representative or producer, and the certificate holder, nor does it affirmatively or negatively amend, extend or alter the coverage afforded by the policies listed thereon.

ACORD 25-S (2001/08) 2 of 3 #M277228

9	Purchase Contract Exhibit A - Legal Description

DESCRIPTIONS (Continued from Page 1)

1.	Sunbelt - Lakeland, LLC dba Lakeland Courtyard by Marriott

3725 Harden Boulevard, Lakeland, FL 33803

Business Income is Actual Loss Sustained.

AMS 25.3 (2001/08) 3 of 3 #M277228

10	Purchase Contract Exhibit A - Legal Description

EXHIBIT A

LEGAL DESCRIPTION

A parcel of land being a portion of the SE 1/4 of Section 35, Township 28 South, Range 23 East, Polk County, Florida, being described as follows:

Commence at the SE corner of said Section 35; thence South 88°36’ 22” West, along the south line of said Section 35, a distance of 834.81 feet to the westerly right-of-way line of Harden Boulevard as recorded in Official Records Book 2526, Page 1074, public records of Polk County, Florida; thence along said westerly right-of-way line for the next six (6) courses; thence (1) North 09°28’37” East, 293.25 feet; thence (2) North 18°00’28” East, 202.24 feet; thence (3) North 09°28’37” East, 149.83 feet to the point of curvature of a curve to the left having a radius of 4,463.66 feet, a central angle of 02°31’35”, a chord bearing of North 08°12’50” East, and a chord distance of 196.79 feet; thence (4) Northerly along the arc of said curve 196.80 feet to the Point of Beginning, said point being on a curve to the left having a radius of 4,463.66 feet, a central angle of 00°36’03”, a chord bearing of North 06°39’01” East, and a chord distance of 46.82 feet; thence (5) Northerly along the arc of said curve 46.82 feet; thence (6) North 00°25’31” West, 456.00 feet; thence South 89°34’29” West, leaving said westerly right-of-way line, 348.25 feet; thence South 00°25’31” East and parallel with said westerly right-of-way line, 145.00 feet; thence North 89°34’ 29” East, 10.25 feet; thence South 00°25’31” East and parallel with said westerly right-of-way line, 357.46 feet; thence North 89°34’29” East, 332.23 feet to the Point of Beginning.

11	Purchase Contract Exhibit A - Legal Description

EXHIBIT B

LIST OF FF&E

AREA	ITEM	DESCRIPTION	QUANTITY

LOBBY/BREAKFAST	Sofa	Upholstered	3
	Chairs	Upholstered	6
		Upholstered	2
		Breakfast	34
	Tables	Round Granite	3
		Cocktail Table	3
		End Tables	4
		Breakfast Tables	13
	Television	42” LG	1
	Booster Chairs		2
	High Chairs		2
	Coffee Service	Table	1
		Warmers	2
	Drapes	valance with mini blinds	3

KITCHEN	Refrigerator	True Model T23	2
	Freezer	True Model T23	2
	Microwave	Amana	1
	Oven	Vulcan Model 36 FLC	1
	Dish Machine	LEASED	0
	Ice Machine	Manitowoc Series 320	1
	Coffee Makers	Douwe Egbert	1
	Toasters	Hobart	1

KITCHEN STORAGE	Shelves	3 wire shelves with 5 shelves to each shelf	3
	Refrigeration	True Model T23F	2

1	Purchase Contract Exhibit B – List of FF&E

GM OFFICE	Desk	1 desk	1
	Desk Chair	1 desk chair	1
	Other Chairs	2 arm chairs	2
	Bookcases	1 bookcase	1
	Computer	Dell Laptop	1

BACK OFFICE	Chairs		1
	Computer	Fosse terminals	2
	Copier		1
	Timeclock Computer		1
	Drop Safe		1

FRONT DESK	Computers	2 computers – Fosse Terminals	2
	Telephone Switchboard	1 Mitel super console 1000	1
	Adding Machine	Three	3
	Safe Deposit Boxes	17 safe deposit boxes	17
	Fax Machine	One	1
	Security Equipment (all)	Monitors	1
		Cameras	5
		DVR	1
	TDD Equipment		1
	Key Card Equipment	Tesa HT20I	1

BUSINESS CENTER	Computer	Dell	1
	Printer	HP	1
	Desk		1
	Desk Chair		1

GUEST LAUNDRY	Washer	Whirlpool	1
	Dryer	Whirlpool	1

LAUNDRY/LINEN STORAGE	Washer	Unimac	1
	Dryers	Speed Queen	2
	Metro Carts		4

2	Purchase Contract Exhibit B – List of FF&E

	Dirty Linen Carts		2
	Clean Linen Carts		2
	Linen Storage Shelves	Built-in	3
	Room Attendant Carts	Rubbermaid	6
	Vacuum Cleaners		8
	Rollaways		2
	Ozone Machine		2
	Wheelchair		1
	Cribs		4
	Extra Microwaves		4
	Extra Mini Refrigerators		4
	Extra Irons		6
	Extra Clock Radios		3
	Extra Hairdryers		3
	Extra Coffee Makers		6
	Extra Telephones		6

MAINTENANCE SHOP	Power Drill		1
	Furniture Dolly		1
	Shop Vac		1
	Steam Machine		1
	PM Cart		1
	Pressure Washer		1
	Back Up TV’s	PHILLIPS	2
	Back Up HVAC’s	GE	2

SWIMMING POOL AREA	Lounge Chairs		8
	Straight Chairs		14
	Tables		2
	Umbrellas		2
	Ash/Trash Receptacles		2

EXERCISE ROOM	Television		1

3	Purchase Contract Exhibit B – List of FF&E

	Television Swivel		1
	Treadmill		2
	Bicycle		1
	Stair Climber		1
	Hoist Weight Machine		1
	Towel Rack & Hamper		1

MEETING ROOM	Round tables		5
	30” x 6’ tables		9
	18” x 6’ tables		6
	Stack Chairs		50
	VCR		1
	TV		1
	Overhead Projector		1

CORRIDORS	Tables		2
	Lamps		2
	Mirrors/Artwork		3
	Ice Machines	Manitowoc	3
	Luggage Carts		2

GUESTROOMS	Furniture	King Bedskirt / Scarf	60
		Double Bedskirt / Scarf	100
		Nightstand Medium Cherry	48
		Chair Task	78
		Headboard Double Medium Cherry	80
		Headboard King Medium Cherry	38
		Boxspring Double	81
		Mattress Double	81
		Boxspring King	77
		Mattress King	39
		Bedbase Double Brown	76
		Bedbase King Brown	34

4	Purchase Contract Exhibit B – List of FF&E

	Bedframe Double/Queen	4
	Bedframe Queen/King	4
	Luggage Rack	76
	Nightstand 16” wide Medium Cherry	68
	Desk Medium Cherry	72
	Desk ADA	6
	Lounge Chair - Suite	3
	Table Coffee	34
	Chair Lounge	50
	Ottoman	44
	Nightstand 20” wide Medium Cherry	6
	Dresser Medium Cherry	76
	Sofa Bed	34
	Amoire Medium Cherry	5
	Mirror Vanity Framed	70
	Mirror Vanity Framed	4
	Mirror 34” round	79
	Artwork	189
	TV - 20”	82
	Remote Control	86
	Swivel Mount	81
	Shower Curtain Almond 72x72	81
	Shower Curtain Hooks Clear Plastic	81
	Straight Shower Rod	78
	Refrigerator Minibar Black/Grey	3
HVAC	HVAC	78
Lighting	Desk Lamp/Shade/Bulb	79
	End Table Lamp/Shade/Bulb	7
	Floor Lamp/Shade/Bulb	35
	Floor Lamp w/Tray/Shade/Bulb	45
	Welcome Light	82
	Vanity Light	79
	Wall Bracket-Double w/shade&bulb	41
	Wall Bracket - Single w/shade & bulb	77

5	Purchase Contract Exhibit B – List of FF&E

		Ceiling Fixture	79
	Small Appliances	Coffee Makers	78
		Iron	78
		Ironing Board	78
		Clock Radio	78
		Telephone	156
		Hairdryer	78
		Drapes: Side Panels, Sheer, Blackout, Fabric Cornice	78

MISCELLANEOUS	Breakroom	Table	2
		Chairs	9
		Refrigerator	1
		Microwave	1
		Water Cooler	1
		Lockers	30
	Exterior	Ash/Trash	3
	Signage	Interior - package per Marriott Standards	1
		Exterior - 1 pylon, 2 directional, 1 building	4

6	Purchase Contract Exhibit B – List of FF&E

EXHIBIT D

CONSENTS AND APPROVALS

Franchisor – Marriott International, Inc.

Lender – Wachovia Securities

1

EXHIBIT E

ENVIRONMENTAL REPORTS

Previously sent electronically on October 2, 2006 to

Samuel F. Reynolds

Apple REIT Companies

e-mail: sreynolds@applereit.com

1

EXHIBIT F

CLAIMS OR LITIGATION PENDING

None

1

EXHIBIT G

(Intentionally Omitted)

1

EXHIBIT H

(Intentionally Omitted)

EXHIBIT I

NEW MANAGEMENT AGREEMENT

2

EXHIBIT J

ALLOCATION OF PURCHASE PRICE

The purchase price of $9,805,236.00 will be allocated as follows:

Class 1	Land	$
Class 2	Building & Improvements	$
Class 3	Equipment & Personal Property	$

3